12401 South 450 East	Avenida 16 de Julio No. 1525
Building D1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT:      Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Completes Funding of ItsCangalli
Gold Mine Expansion

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — March 31, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that it has received the balance of the funding it expects to be necessary to complete the expansion of the next phase of development of its Cangalli gold operation. This expansion is projected to increase operational capacity from 2,000 tons per day of ore to 3,500 tons per day.

        Once at 3,500 tons per day, Golden Eagle estimates that its operation will cross the break-even point and enter into profitability if the ore maintains a minimum grade of .25 grams of gold per ton. Golden Eagle’s last reported grades were 94 percent higher than this minimum grade.

        “We are very excited to complete our fundraising and finish expanding our operation to reach profitability,” stated Terry C. Turner, Golden Eagle’s President and CEO. “Once we demonstrate operational profitability, we hope the next phase of expansion, to 11,000 tons per day at a projected cash cost of $75 per ounce of gold produced, will be achieved on an accelerated basis.”

        The Company has previously purchased and shipped to its Cangalli gold mine a substantial amount of the equipment and structural materials necessary for the plant and mine expansion. Construction on the expansion of the screening plant to increase its capacity is already underway; and additional mine infrastructure development has been undertaken. Orders for two of the essential pieces of larger capacity equipment for the fine gold recovery circuit, a Linatex Separator and a Knelson Concentrator, will be placed this week.

        The Company estimates that the expansion will be completed by May 15, 2003 as the rainy season subsides and road conditions improve.

        Eagle E-mail Alerts: Over 1,800 investors have signed up to receive Eagle E-mail Alerts in the past three months. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@earthlink.net.

        Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah, and La Paz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District, an area estimated to have produced 32 million ounces of gold in its known history, located in Western Bolivia; and continuing exploration on 125,000 acres in Eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having supported many humanitarian programs at its mine site. For the past six years, the Company has provided the only hospital, doctor and nurse in Cangalli, Bolivia. Golden Eagle also has provided for the educational needs of the students in the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” and other terms denoting future possibilities, are forward-looking statements in accordance with the Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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